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                            EAGLE HARDWARE & GARDEN, INC.
                  COMPUTATION OF NET INCOME PER SHARE - EXHIBIT 11.1
                             [000, EXCEPT PER SHARE DATA]

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                                                              [UNAUDITED]                   [UNAUDITED]
                                                            13 WEEKS ENDED                26 WEEKS ENDED
                                                      -------------------------     -------------------------
                                                        JULY 26,       JULY 28,       JULY 26,       JULY 28,
                                                          1996           1995           1996           1995
                                                      ----------     ----------     ----------     ----------
Net income as reported                                    $8,065         $4,553        $11,029        $7,233
                                                      ----------     ----------     ----------     ----------
                                                      ----------     ----------     ----------     ----------
Net income used for primary
  computation                                             $8,065         $4,553        $11,029        $7,233

Add (where dilutive):
    Tax effected interest and amortization
    of debt expense on convertible debt                      922            922          1,844          1,844
                                                      ----------     ----------     ----------     ----------
Net income used for fully
  diluted computation                                     $8,987         $5,475        $12,873         $9,077
                                                      ----------     ----------     ----------     ----------
                                                      ----------     ----------     ----------     ----------

Weighted average number of
  common shares outstanding                               22,942         22,844         22,922         22,842

Add (where dilutive):
    Assumed exercise of those
    options that are common stock
    equivalents net of treasury
    shares deemed to have been
    repurchased                                              417            231            376            246
                                                      ----------     ----------     ----------     ----------

Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation                                     23,359         23,075         23,298         23,088

Add (where dilutive):
    Shares applicable to stock options
    in addition to those used in primary
    computation due to the use of
    period-end market price when
    higher than average price                                 62             12             31              6

    Assumed exercise of
    convertible debt                                       4,792          4,792          4,792          4,792
                                                      ----------     ----------     ----------     ----------
Adjusted shares outstanding used
  for fully diluted computation                           28,213         27,879         28,121         27,886
                                                      ----------     ----------     ----------     ----------
                                                      ----------     ----------     ----------     ----------


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